EXHIBIT 5.1

May 12, 2006

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA  95056

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 12, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 549,500 shares of your common stock (the “Shares”) reserved for issuance under the 1998 Director Stock Plan (the “Plan”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati